                                                               EXHIBIT (a)(1)(D)

This email confirms our receipt of your Election Form, which sets forth your election to exchange one or more of your Eligible Option Grants in the AMCC Stock Option Exchange Program. This email does not serve as a formal acceptance by AMCC of the Eligible Option Grants designated on your Election Form for exchange. However, delivery of your Election Form does serve as a confirmation to AMCC that you agree to cancel any options granted to you on or after April 29, 2001, regardless of the price and regardless of whether you have included this grant information in the Election Form. The procedure for acceptance of Eligible Option Grants for exchange is described in the Offer to Exchange previously made available to you.

Your stock option account on the Salomon Smith Barney website at http://www.benefitaccess.com/ will be updated to reflect your election to
-----------------------------
exchange the Eligible Option Grants designated on your Election Form, as will your Personnel Option Status Report. If you cannot access the Salomon Smith Barney website, you may contact AMCC Stock Administration at stockadm@amcc.com
                                                             -----------------
to request a Personnel Option Status Report. The exchanged Eligible Option Grants will be reflected on your stock option account and Personnel Option Status Report as cancelled, and represent your right to receive Replacement Options in accordance with the terms of the Offer to Exchange. Please note that you will not have the right to exercise all or any part of the cancelled Eligible Option Grants after the date of your Election Form.

Your election to exchange your Eligible Option Grants may be withdrawn or changed at any time prior to 5:00 p.m. Pacific Standard Time on November 27, 2001, the Expiration Date of the Offer to Exchange. Withdrawals must be submitted to Stock Administration by completing and delivering a Notice of Withdrawal in accordance with its instructions. Changes to your election must be submitted to Stock Administration by completing and delivering a new Election Form in accordance with its instructions. Both forms are available at http://cww/Stock/. Please do not respond to this email. You may email questions
-----------------
about the Offer to Exchange to mailto:stockadm@amcc.com or call (858) 535-3462.
                               ------------------------